Exhibit 10.11

AMENDED AND RESTATED
100% QUOTA SHARE REINSURANCE AGREEMENT AMONG
AMERICAN FAMILY MUTUAL INSURANCE COMPANY, S.I. (the “Company”), and
BOWHEAD INSURANCE COMPANY, INC. (the “Reinsurer”).

SCHEDULE A – CLASSES AND LINES OF BUSINESS; TERRITORIES
SCHEDULE B – REQUIRED TRUST BALANCE
i

AMENDED AND RESTATED
QUOTA SHARE REINSURANCE AGREEMENT
THIS AMENDED AND RESTATED QUOTA SHARE REINSURANCE AGREEMENT (this “Agreement”) is made and entered into as of the __ day of [      ], 2024 (the “Date of Determination”) with effect as at 12:01 a.m. Eastern Standard Time, on November 1, 2020 (the “Effective Date”), by and between American Family Mutual Insurance Company, S.I. (the “Company”) and Bowhead Insurance Company, Inc. (the “Reinsurer”);
W I T N E S S E T H:
THAT, in consideration of the mutual covenants hereinafter contained and upon the terms and conditions hereinbelow set forth, the parties hereto agree as follows:
PREAMBLE
WHEREAS, the Company and the Reinsurer entered into a quota share reinsurance agreement dated as of January 1, 2021 (the “Original Agreement”), and this Agreement amends and replaces that agreement in its entirety.
WHEREAS, it is understood that the Company and the Reinsurer (hereinafter identified collectively as the “Parties”) wish to enter into a reinsurance arrangement through which the Company is to bear no business, credit or insurance risk whatsoever, save the risk of the Reinsurer’s insolvency or as otherwise expressly provided for herein. The Reinsurer shall hold the Company harmless, defend and indemnify it for these and all risks associated with this Agreement. The Reinsurer undertakes to protect the Company from loss or liability on coverage the Company or its affiliates (other than Reinsurer) issues not only in form but in fact. The sole consideration provided by the Company, in exchange for the fees as agreed to and premiums to be ceded hereunder, is to permit the Policies (as hereinafter defined) which are reinsured 100% under this Agreement to be issued in the name of the Company or its affiliates (other than Reinsurer). All provisions of this Agreement shall be interpreted so as to be in accord with this Preamble.
ARTICLE I
CLASSES OF BUSINESS REINSURED
1.01    The Company obligates itself to cede to the Reinsurer, and the Reinsurer obligates itself to accept, the Reinsurer’s Quota Share (defined below) of the Company’s gross liability under all policies, certificates, contracts, binders, agreements, endorsements, amendments or other proposals or evidences of insurance and/or indemnity reinsurance agreements with its affiliates (other than Reinsurer) or assumed from captive insurers (hereinafter called “Policies”), including losses, Loss Adjustment Expense, and, in accordance with Article XII, Extra Contractual Obligations and Loss in Excess of Policy Limits, that are either (a) produced by or through Bowhead Specialty Underwriters, Inc. (“Agent”) or its appointed subagents and designated representatives, on or after the Effective Date under (i) the General Managing Agency Agreement dated February 1, 2021 (as may be amended from time to time) by and between

Homesite Insurance Company and the Agent, (ii) the Amended and Restated Managing General Agency Agreement dated April 1, 2022 (as may be amended from time to time) by and between Homesite Insurance Company of Florida and the Agent, and (iii) the Managing General Agency Agreement dated February 1, 2021 (as may be amended from time to time), by and between Midvale Indemnity Company and the Agent; (collectively, the “Agency Agreements”) or (b) those that are set forth on Schedule A and issued by certain affiliates of the Company on or after November 1, 2020 and reinsured to the Company. The “Reinsurer’s Quota Share” shall be 100%, subject to reduction with respect to certain Policies as provided in Section 4.03. The Policies shall consist only of the classes and lines of business set forth on Schedule A, as classified by the Company.
(a)    “Loss Adjustment Expense” shall mean amounts paid or payable by the Company that are not part of the indemnity under the terms and conditions of the original Policy, whether or not made in connection with the marketing of such Policy, or the disposition or handling of a claim, loss or legal proceeding (including investigation, negotiation, cost of bonds, court costs, statutory penalties, pre-judgement interest or delayed damages, and interest on any judgment or award and legal expenses of litigation or arbitration) and the Company’s defense costs and legal expenses incurred in connection with legal actions (including, but not limited to, declaratory judgment actions) allocable to any Policy and any claims under any Policy subject to this Agreement. Any declaratory judgment action expenses shall be deemed to have been fully incurred on the same date as the original loss (if any) giving rise to the action. Pre-judgment interest and delayed damages shall include interest or damages added to a settlement, verdict, award or judgment based on any time prior to such settlement, verdict, award or judgment whether or not made part thereof.
1.02    In no event shall any breach or violation by the Agent of any Agency Agreement preclude, invalidate or reduce the reinsurance coverage hereunder for any Policy produced under the Agency Agreements, including any failure of a Policy to comply with the Agency Agreements or Schedule A due to any action or omission of the Agent. Business ceded hereunder shall include every original policy, rewrite, renewal or extension (whether before or after termination of this Agreement) required by applicable law or the domiciliary insurance regulator of the Company (the “DIR”), or any other authority having competent jurisdiction, of any Policy ceded hereunder, including as the result of termination of the Agent or any of its appointed subagents or designated representatives (“Mandatory Renewals”).
1.03    The Company and the Reinsurer agree that the Agent shall have the authority to accept, on forms approved by the Company, such Policies, endorsements, binders, and certificates of proposal for insurance of the lines and classes of business, and in the territories, as set forth on Schedule A. The Reinsurer will not, and will cause the Agent not to, solicit or accept proposals or bind the Company for insurance coverage on any business not specifically included as a class of business set forth on Schedule A and in the applicable Agency Agreement.
1.04    The parties understand and intend that the Agent and the Reinsurer will agree on the premium rates to be charged under this program, subject to the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Rate changes proposed by the

Reinsurer shall be incorporated into the rate filing by the Agent. The Company shall bear no liability or responsibility for rate changes agreed to between the Reinsurer and the Agent, or proposed by either of them.
1.05    Whenever and solely to the extent coverage or any payment provided by this Agreement would be in violation of (a) any economic or trade sanctions of the U.S. or of the Reinsurer’s jurisdiction of domicile, such as, but not limited to, those sanctions administered and enforced by the U.S. Treasury Department’s Office of Foreign Assets Control, or (b) the USA Patriot Act or the Foreign Corrupt Practice Act, 15 U.S.C Sections 78dd-1 et seq., assuming such payment was made by a Person subject to such laws or regulations, in either case, such coverage shall not be provided hereunder and the Reinsurer shall be excused of such reinsured liability and payment to the extent required to avoid such violation; provided, that the Reinsurer shall use best efforts to obtain any license or approval required to legally provide coverage or make payment and to legally effect the same.
1.06    The Reinsurer acknowledges that it has been afforded the opportunity to review the records of the Agent including but not limited to rate levels, rate filings, underwriting guidelines and claims handling. Although the Company may perform reviews as well, it is understood that the participation of the Reinsurer in this Agreement is not based upon due diligence performed by the Company. The Company shall not be responsible for monitoring the Agent, and any acts or omissions of the Agent will not serve to relieve the Reinsurer of its obligations under this Agreement.
1.07    In the event the Reinsurer, or the Agent or its appointed subagents or designated representative, binds the Company for insurance coverage on insurance risks which are in violation of an applicable Agency Agreement or in excess of the policy limits set forth in Article I and Schedule A, and/or are not within the terms of business specified in Article I and Schedule A, and/or are not within the territory specified in Article I and Schedule A, and/or are excluded under Article I and Schedule A, whether intentional or not, the Reinsurer and the Agent will do such things and take such actions as may be necessary to reduce the Company’s exposure to such risks and to hold the Company harmless against any liability or loss which may be incurred by the Company in excess hereof. At the Company’s request, the Reinsurer or the Agent, in accordance with applicable law, and policy terms, shall cancel or not renew any risk bound that is not in conformance with an applicable Agency Agreement or this Agreement. Any such insurance coverage on insurance risks bound in violation of an applicable Agency Agreement or contrary to the limitations which are in excess of the policy limits set forth in Article I and Schedule A, and/or are not within the classes of business specified in Article I and Schedule A, and/or are not within the territory specified in Article I, and/or are excluded under Article I and Schedule A, whether intentional or not, shall be 100% reinsured and subject to this Agreement.
ARTICLE II
COMMENCEMENT OF LIABILITY
The liability of the Reinsurer shall commence obligatorily and simultaneously with that of the Company as soon as the Company becomes liable. The premium on account of such liability shall be credited to the Reinsurer from the original date of the Company’s liability;

provided, that the Company shall have no liability to remit premiums to the Reinsurer until actually received by the Company.
ARTICLE III
REINSURANCE FOLLOWS PRIMARY POLICIES
All reinsurance for which the Reinsurer shall be liable, by virtue of this Agreement, shall be subject, in all respects, to the same rates, terms, conditions, interpretations, waivers, the exact proportion of premiums paid to the Company without any deduction for brokerage, and to the same modifications, alterations and cancellations, as the respective insurance and Policies of the Company to which such reinsurance relates, the true intent of this Agreement being that the Reinsurer shall, in every case to which this Agreement applies and in the proportion specified herein, follow the fortunes and settlements of the Company.
ARTICLE IV
COMMENCEMENT AND TERMINATION
4.01    This Agreement shall take effect as of the Effective Date and remain continuously in force until terminated according to the provisions set forth herein on a run-off basis.
4.02    This Agreement may be terminated for new and renewal business (other than Mandatory Renewal Policies) as follows:
(a)    By the Company, on or after the date that is five (5) years after the Date of Determination (defined below), by (i) giving at least ninety (90) days prior written notice to the Reinsurer (which notice may be given before such date) if the Parties have agreed on a new Ceding Fee pursuant to Section 8.02 effective on and after such date or (ii) giving written notice of immediate effect to the Reinsurer if the Parties have not agreed on a new Ceding Fee pursuant to Section 8.02;
(b)    By mutual written agreement;
(c)    Immediately, upon written notice by either party, if the other party is found to be insolvent by a state insurance department or court of competent jurisdiction, or is placed in supervision, conservation, rehabilitation, or liquidation, or has a receiver, rehabilitator, liquidator or supervisor appointed;
(d)    By the Company upon prior written notice to Reinsurer, in the event the DIR shall order cancellation of this Agreement;
(e)    By the Company upon forty-five (45) days prior written notice to Reinsurer with the opportunity to cure during such period, if (a) during the first two years after the Date of Determination, either (i) the Reinsurer’s Earned Surplus Ratio exceeds 1.3 or (ii) its Written Surplus Ratio exceeds 2.6, and (b) thereafter, if the Reinsurer’s Written Surplus Ratio exceeds 1.5;

(f)    By either party, if the other party hereto materially breaches any term or condition of this Agreement and fails to cure such breach within forty-five (45) days of written notice thereof;
(g)    By the Company, if the Reinsurer has received an insurer financial strength rating from A.M. Best or any other nationally recognized statistical rating organization or rating agency, and thereafter, such rating has been withdrawn or has been reduced by such agency to below A- (or the equivalent insurer financial strength rating of such rating agency) and the Reinsurer has not cured such downgrade or withdrawal within ninety (90) days of notice thereof; or
(h)    By the Company, if the Reinsurer breaches Section 5.01, Section 5.03 or Section 5.06 and fails to cure such breach within thirty (30) days of written notice thereof; or
(i)    By the Company upon one hundred eighty (180) days notice if the aggregate gross written premium produced by or through Agent under the Agency Agreements and ceded to the Reinsurer under this Agreement exceeds $1,000,000,000 in the aggregate during any calendar year and the Company and the Reinsurer have not reached a mutually acceptable agreement within ninety (90) days of the Reinsurer’s receipt of such notice.
During the period from the date the Reinsurer received a notice of termination under this Section 4.02 until such termination, the parties may discuss an extension or amendment of the terms of this Agreement.
4.03    If the Company is entitled to terminate this Agreement for new business under Section 4.02, the Company may, in its sole discretion, elect by written notice to the Reinsurer to reduce the Reinsurer’s Quota Share in lieu of terminating for New Business, such reduction in the Reinsurer’s Quota Share only to apply to Policies issued and reinsured after the date such written notice is given.
4.04    When this Agreement terminates for any reason, reinsurance hereunder shall continue to apply to the business in force at the time and date of termination until expiration or cancellation of such business. It is understood that any Policies with effective dates prior to the termination date but issued after the termination date are covered under this Agreement. Additionally, the reinsurance hereunder shall continue to apply as to Mandatory Renewal Policies, even if issued after the date of termination.
4.05    Upon termination of this Agreement, neither party shall be relieved of nor released from any obligation created by or under this Agreement in relation to payment, expenses, reports, accounting or handling, which relate to insurance business already reinsured under this Agreement. The Parties hereto expressly covenant and agree that they will cooperate with each other in the handling of all such run-off insurance business until all Policies have expired either by cancellation or by terms of such Policies and all outstanding losses, Loss Adjustment Expenses, Extra Contractual Obligations and Loss in Excess of Policy Limits have been settled. While by law and regulation, the Company recognizes its primary obligations to its policyholders, the Reinsurer recognizes that to the extent possible there shall be no cost to or involvement by the Company in servicing this run-off. Upon termination of this Agreement, the Reinsurer, or the Agent acting on its behalf, shall service the run-off of the business, and its duties for such run-off shall include, but not be limited to, handling all claims, and handling and servicing all Policies through their natural expiration, together with any Policy renewals, required to be made by provisions of applicable law, whether or not the effective date of such renewal is subsequent to the effective date of termination of this Agreement. All costs and expenses associated with the handling of such run-off business following the termination of this Agreement shall be borne solely by the Reinsurer so long as the Reinsurer, or the Agent acting on its behalf, shall be permitted to continue to service the run-off of the business. If for any reason the Reinsurer is unable to service any such run-off business (or any business while the Agreement is still in effect), including the payment of claims, then consistent with this Agreement, the Reinsurer shall appoint a successor, subject to the approval of the Company which approval shall not be unreasonably delayed, conditioned or withheld, to administer and otherwise handle the run-off as provided herein. Such successor shall perform all of the duties and obligations of the Reinsurer with respect to servicing such run-off business, including the payment of claims. In addition, the Company in its reasonable discretion may terminate the authority of the Reinsurer or a successor thereto to handle such run-off business and the Reinsurer shall then appoint a successor to handle the run-off, subject to the Company’s approval; provided that if the Company shall terminate the authority of the Reinsurer or any successor thereto, the Company shall bear the cost of such replacement.
4.06    In the event this Agreement is terminated, the Reinsurer shall remain liable to and shall, immediately upon request, reimburse the Company for any assessment or premium tax made upon the Company, as described in Article 10, which applies to the risks reinsured hereunder to the effective date of termination. The Company shall likewise remain liable for, and account to the Reinsurer for any recovery of such assessment, or any credit allowed to it against its premium tax, applicable to the risks reinsured hereunder.
4.07    This Agreement provides for termination on a run-off basis. The relevant provisions of the Agreement shall apply to the business being run-off.
ARTICLE V
CREDIT FOR REINSURANCE AND COLLATERAL
5.01    Credit for Reinsurance. The Reinsurer shall maintain such licenses or accreditation, and take such actions, including in the absence of applicable licensing or accreditation the posting of any collateral, as required to provide the Company with full credit for the reinsurance ceded hereunder in the Company’s statutory financial statements. In the event any term or condition is required by applicable law to be included herein or in any related trust agreement in order to allow the Company to take such credit for reinsurance, such term or condition shall be incorporated without further action of the parties herein or therein, notwithstanding which the parties shall promptly amend this Agreement or such related trust agreement to include such term and condition in order to allow the Company to take such credit for reinsurance.

5.02    Trust Agreement. On the date hereof, the Reinsurer and the Company shall enter into a form of trust agreement (the “Trust Agreement”) with a trustee meeting the qualifications of Section 5.04 (the “Trustee”), which shall (a) provide for the establishment of an account with the Trustee and name the Company as the sole beneficiary thereof and (b) secure the Obligations (as defined herein) of the Reinsurer hereunder (the “Trust” and such account, the “Trust Account”). Costs and expense of the Trust Account and under the Trust Agreement shall be at the sole expense of the Reinsurer.
5.03    Trust Required Balance. The Reinsurer shall fund the Trust Account at the amount of the Obligations (the “Trust Required Balance”). The Trustee Agreement shall provide for the Trustee to deliver a statement of the assets in the Trust Account and their fair market value as of the last day of each month. Within 10 days after delivery of each such report in respect of such calendar month, the Reinsurer shall deposit additional assets complying with Section 5.04 if required, such that the fair market value of the assets on deposit in the Trust Account is equal to the Obligations as of the last day of such month. To the extent such aggregate fair market value of such assets exceeds 102% of the Obligations as of the last day of such month, the Reinsurer may request the Trustee with the consent of the Company to effect the withdrawal of such excess from the Trust Account, such of the Company not to be unreasonably or arbitrarily withheld, conditioned or delayed. Notwithstanding the foregoing, the Reinsurer shall not be required to provide collateral in the Trust Account to the extent that, and only so long as (a) the Reinsurer holds an “A-“ or higher insurer financial strength rating from A.M. Best and (b) the Reinsurer is licensed or accredited as required so that the Company may be entitled to take full credit under its statutory financial statements for reinsurance provided in this Agreement in respect of the business ceded hereunder in accordance with applicable law.
5.04    Trustee; Trust Assets. The Trustee must be either a member of the Federal Reserve System, or a state-chartered bank or trust company that is not a parent, subsidiary or Affiliate of the Company or the Reinsurer. The Trustee must be organized, or in the case of a United States branch or agency office of a foreign banking organization, licensed, under the laws of the United States of any state, have been granted authority to operate with fiduciary powers, and be regulated, supervised and examined by United States federal or state authorities having regulatory authority over banks and trust companies. All assets in the Trust Account must be held by the Trustee at the Trustee’s office in the United States. Assets deposited in the Trust Account shall be valued according to their current fair market value, and shall consist only of cash (United States legal tender), certificates of deposit (issued by a United States bank and payable in United States legal tender), and investments of the types permitted by the insurance laws of the state of domicile of the Company, provided, that such certificates of deposits and investments are issued by an institution that is not the parent, subsidiary, or Affiliate of either of the Reinsurer or the Company. With respect to any Company domiciled in (A) Wisconsin, such investments shall consist of admitted assets, permitted under Wisconsin Ins. Law Ch. 620, Stats., that are not excluded from the calculation of compulsory surplus and (b) Illinois, investments permitted by the Illinois Insurance Code. The Reinsurer shall ensure that the assets held in the Trust shall be held in the form of “Eligible Assets” as defined in the Trust Agreement (the “Statutory Eligible Investments”), complying with the Trust Agreement’s Investment Guidelines and applicable laws and regulations governing the Company’s credit for reinsurance.

5.05    Assignments and Endorsements. Prior to delivering any assets for deposit in the Trust, the Reinsurer shall execute assignments, endorsements in blank, or otherwise transfer of all of its right, title and interest in such assets (according to procedures set forth in the Trust Agreement), so that the Company, or the Trustee upon the Company’s direction, may whenever necessary negotiate title to all shares, obligations or any other assets requiring assignments in order that the Company, or the Trustee upon direction from the Company, may whenever necessary negotiate any such assets without consent or signature from the Reinsurer or any other entity.
5.06    Withdrawal by the Company from the Trust.
(a)    The Parties acknowledge that the Company may withdraw assets from the Trust Account at any time and from time to time, notwithstanding any other provisions of this Agreement, and such assets shall be utilized and applied by the Company, or any successor by operation of law of the Company, including any liquidator, rehabilitator, receiver or conservator of the Company, without diminution because of insolvency on the part of the Company or the Reinsurer, for the following purposes only:
(i)    to pay or reimburse the Company for the Reinsurer’s share under this Agreement of surrenders, benefits and losses paid by the Company, but not recovered from the Reinsurer, or for unearned premiums returned to the owners of Policies reinsured hereunder if not otherwise paid by or on behalf of the Reinsurer in accordance with the terms of this Agreement;
(ii)    to make payment to the Reinsurer, of any amounts held in the Trust Account that exceed one hundred two percent (102%) of the actual amount required to fund the Reinsurer’s entire Obligations under this Agreement;
(iii)    to pay or reimburse any other amounts that the Company claims are due from the Reinsurer hereunder;
(iv)    where the Company has received notification of termination of the Trust Account and where the Reinsurer’s entire Obligations (defined below) under this Agreement remain unliquidated and undischarged ten (10) days before the termination date, to withdraw amounts equal to one hundred two percent (102%) of the actual amount required to fund the Reinsurer’s entire Obligations under this Agreement, to fund a separate account with the Company in an amount of at least equal to the deduction for reinsurance ceded, from the Company liabilities for the Policies reinsured hereunder, in the name of the Company in any United States bank or trust company apart from its general assets, in trust for the uses and purposes specified in clauses (i), (ii) and (iii) of this Section 5.06(a) that remain executory after the withdrawal and for any period after such termination date. The account shall include, but not be limited to, amounts for policy reserves, claims and losses incurred (including losses incurred but not reported), loss adjustment expenses and unearned premium reserves; and

(v)    at the written request of the Agent or the Reinsurer, to deposit funds in a claims payment account (the “Claims Payment Account”) established by the Agent in the name of the Company to fund the estimated payment of losses, claims and loss adjustment expenses reasonably estimated by the Agent required to pay losses, claims and loss adjustment expenses for the next calendar month;
(vi)    “Obligations” within this Article V shall, if the Reinsurer is licensed or accredited as required to provide the Company with full credit for the reinsurance ceded hereunder in the Company’s statutory financial statements, include:
(A)    Reinsured losses and allocated loss expenses paid or payable by the Company, but not recovered from the Reinsurer;
(B)    Reserves for reinsured losses reported and outstanding;
(C)    Reserves for reinsured losses incurred but not reported;
(D)    Reserves for allocated reinsured loss expenses; and
(E)    Reserves for 40% unearned premiums; provided, however, that this amount may be reduced by an amount, determined by the Reinsurer in good faith to be no more than strictly necessary to prevent the Reinsurer and its affiliates from (i) breaching any liquidity covenant under any credit facility that supports the Reinsurer’s operations or (ii) having insufficient liquidity for the day-to-day operations of the Reinsurer and its affiliates;
provided that, the establishment of reserves for purposes of the definition of “Obligations,” and the determination of corresponding funding of security for such Obligations provided in Section 5.03, shall both be set by the Reinsurer, reasonably, in good faith and in accordance with SAP, determined net of any and all inuring reinsurance purchased by the Reinsurer for the Subject Business (the “Inuring Reinsurance”); provided further, that (1) the Reinsurer shall be obligated to instruct all such Inuring Reinsurance retrocessionaires that any funds paid, payable or advanced to the Reinsurer in respect of any such Inuring Reinsurance shall be immediately deposited directly into the Trust Account or the Claims Payment Account, as directed in writing by the Company from time to time, and at any time, and (2) the Reinsurer shall not take any action that would redirect any such Inuring Reinsurance recovery or payment other than to the Trust Account or the Claims Payment Account, as provided in the immediately preceding clause, without the express written direction of the Company. If the Reinsurer breaches this Section 5.06, the Company shall have the right to terminate this Agreement pursuant to Section 4.02(h), subject to the applicable cure period provided therein.

If the Reinsurer is not licensed or accredited as required to provide the Company with full credit for the reinsurance ceded hereunder in the Company’s statutory financial statements, the term “Obligations” within this Article V shall include:
(A)    Reinsured losses and allocated loss expenses paid or payable by the Company, but not recovered from the Reinsurer;
(B)    Reserves for reinsured losses reported and outstanding;
(C)    Reserves for reinsured losses incurred but not reported; and
(D)    Reserves for allocated reinsured loss expenses and unearned premiums;
provided, that the establishment of reserves for purposes of the definition of “Obligations,” and the determination of corresponding funding of security for such Obligations provided in Section 5.03, shall both be set by the Company, reasonably, in good faith and in accordance with SAP, determined gross of any and all Inuring Reinsurance.
(b)    The Company agrees to promptly return to the Trust Account any amount withdrawn in excess of the actual amounts required for clauses (i) or (iv) of Section 5.05(a) or any amounts that are subsequently determined not to be due drawn under clause (iii) of Section 5.05(a).
(c)    Pursuant to this Agreement, any assets withdrawn by the Company pursuant to Section 5.05, and any interest and earnings thereon, shall at all times be held by the Company in trust for the sole and exclusive benefit of the Reinsurer to the extent not used to pay amounts due from the Reinsurer under this Agreement or any other Transaction Documents and maintained in a segregated account separate and apart from any assets of the Company.
(d)    For purposes of determining any required deposit to the Trust Account under Section 5.03, assets on deposit in the Claims Payment Account shall be deemed to be on deposit in the Trust Account.
5.07    Income and Interest. Any income or interest earned on assets on deposit in the Trust Account shall be the property of and transferred to the Reinsurer, subject to any fees or expenses owed to the Trustee under the Trust Agreement.
5.08    Savings Clause. In the event any term or condition is required to be included in this Agreement in order for the Company to receive full credit for the reinsurance ceded hereunder in its statutory financial statements under applicable law or statutory accounting principles, such term or condition is hereby incorporated by reference and at the request of the Company the Reinsurer and the Company shall promptly amend this agreement to fully comply with such requirement.

ARTICLE VI
RIGHTS OF THIRD PARTIES
Nothing herein shall in any manner create any obligations, establish any rights or create any direct right of action against the Reinsurer in favor of any third party, or other person not party to this Agreement; or create any privity of contract between the policyholders and the Reinsurer.
ARTICLE VII
RETENTION AND LIMIT
The Company shall cede and the Reinsurer shall accept the Reinsurer’s Quota Share of the Company’s gross liability on each risk, without any retention or limit, net of any inuring reinsurance actually collected by the Company.
ARTICLE VIII
COMMISSIONS, PAYMENTS AND FEES
8.01    In consideration of the acceptance by the Reinsurer of the Reinsurer’s Quota Share of the Company’s liability on insurance business reinsured hereunder, the Reinsurer is entitled to the Reinsurer’s Quota Share of the Net Premiums (as hereinafter defined) received on Policies reinsured less the Ceding Fee allowed the Company pursuant to Section 8.02 hereof. “Net Premiums” shall mean the gross premiums (including policy fees) written on all Policies written by Company and reinsured pursuant to this Agreement, less return premiums, commissions, any amounts paid to the Agent under any Agency Agreement, premiums for inuring reinsurance purchased by the Company, and any reasonable, documented, out-of-pocket origination costs and expenses related to the Subject Business not paid by the Agent, including brokerage, agent’s commission, licensing and appointment fees for producers, costs of rate or policy filings, including legal, audit and other expenses thereof, exchange fees, advertising and exchange, consulting fees, agency expenses, costs of inspections and other costs and expenses reasonably related to the origination of such Policies. Net Premiums may be remitted directly from the Agent to the Reinsurer (and the Reinsurer shall not be responsible for any failure of the Agent to so transmit premiums). If Net Premiums are received by the Company, they shall be promptly, and within 15 days after the end of the month in which they are received (or with respect to the first such payment, the first month ending after the execution and delivery of this Agreement in respect of the period since November 1, 2020 to such month end), remitted to the Reinsurer in cash by wire transfer.
8.02    It is understood that the Reinsurer shall pay the Company directly within thirty (30) days following the end of each month (or with respect to the first such month, the first month ending after the execution and delivery of the Original Agreement in respect of the period since November 1, 2020 to such month end), as a Ceding Fee (the “Ceding Fee”), an amount equal to 2% of the Net Premium reported by the Reinsurer per month; provided, that on the date that as of 12:01 am Eastern Standard Time is twelve (12) months after the Date of Determination, the Ceding Fee shall increase to 2.75%; provided, further, that on the date that is twenty-four (24) months after the Date of Determination, the Ceding Fee shall increase to 3.25%;

provided, still further, that on the date that is thirty-six (36) months after the Date of Determination, the Ceding Fee shall increase to 5.0%. On the date that is sixty (60) months after the Date of Determination, if the Company has not exercised its right of termination under Section 4.02(a)(i), the Company and the Reinsurer shall seek to agree on a new Ceding Fee applicable on and after such date; provided, that if the Parties do not agree on a new Ceding Fee, the Company shall have the right to terminate this Agreement pursuant to Section 4.02(a)(ii).
8.03    The Company shall be entitled to receive the Ceding Fee provided hereunder out of premiums collected irrespective of any events, losses or developments for the term of this Agreement. Such payment is not dependent upon underwriting experience, loss experience, whether premium is collected or not, or any other event foreseen or unforeseen by the parties at the inception of this Agreement.
8.04    Upon the termination of this Agreement by either the Company for cause or the Reinsurer, all Ceding Fees paid or due to be paid to the Company prior to the termination date shall be considered fully earned to the extent the related premium has been earned. The Company’s ceding commission shall be adjusted to reflect the return of any unearned premium or canceled Policies. No further Ceding Fees shall be due in respect of periods of termination or expiration of this Agreement other than in respect of Mandatory Renewal Policies issued after termination.
8.05    All premiums collected by the Agent or the Reinsurer on the business produced under this Agreement shall be deposited in a bank account separate and apart from all other bank accounts of the Agent or the Reinsurer which reflect ownership of the account by Company. The only disbursements from such account shall be the payment of claims, claims expenses, return premiums, commissions and other amounts due the Agent; taxes, assessments and/or Ceding Fees due the Company, and amounts due the Reinsurer hereunder. Reinsurer shall perform and promptly provide the Company with a monthly accounting of the funds in the account.
ARTICLE IX
ASSIGNMENTS, ASSESSMENTS, FINES AND PENALTIES
9.01    This Agreement shall apply to risks assigned to the Company under any Assigned Risk Plan if such risks were assigned to the Company because of the business written and reinsured hereunder, including any assignment occurring after the termination of this Agreement, as reasonably determined by the Company.
9.02    This Reinsurer shall reimburse the Company for the Reinsurer’s Quota Share of any assessments made against the Company pursuant to those laws and regulations creating obligatory funds (including, but not limited to, insurance guaranty and insolvency funds, pools, associations, joint underwriting associations, FAIR plans and similar plans, or any assessments (“Assessments”). Assessments owed by the Reinsurer under this Article shall be payable directly by the Reinsurer to the Company, within thirty (30) days of written notice thereof. The Reinsurer shall be entitled to receive from the Company a sum equal to the premium tax credit that is allowed to the Company with respect to such assessments, and the Company shall submit such premium tax credit to the Reinsurer within ten (10) days after such date on which such premium taxes are paid. The premium tax credit allowed the Reinsurer hereunder is to be on a pro-rata and first-in, first-out basis. The Company shall promptly return to the Reinsurer any amount of assessment subject to this Section 9.02 refunded to or credited to the Company.
9.03    The Agent will be responsible for remitting state premium taxes charged in respect of the Policies on behalf of the Company under each Agency Agreement and shall send within fifteen (15) days after each month a written statement thereof to the Reinsurer, including any state premium tax paid on an estimated basis. The Reinsurer shall allow and pay or cause to be paid within thirty (30) days of the end of each month (or with respect to the first such payment, the first month ending after the execution and delivery of this Agreement, in respect of the period from November 1, 2020 to such month end) to the Company an amount equal to the state premium tax charged with respect to policies reinsured hereunder for such month (or, with respect to the first such payment, the period since the Effective Date through the end of such month). Should any additional premium tax be assessed at any time on written premium reinsured hereunder, the Reinsurer shall reimburse the Company such additional premium tax within fifteen (15) days of being informed by the Company or the Agent of such additional premium tax. If the Reinsurer reimburses any estimated state premium tax, the Reinsurer shall be entitled to any return of amounts paid in excess of the actual state premium tax.
9.04    The Reinsurer shall also pay promptly and directly to the Company any fines, penalties, and/or any other charge incurred by the Company as respects the Policies reinsured hereunder unless such fines, penalties and/or any other charge was a direct result of any actual negligence, fraud or violation of criminal law by the Company, for the avoidance of doubt not including any action or omission by the Agent or the Reinsurer, or their appointed agents and designated representatives, even if such party constitutes an agent of the Company, which has been finally determined by a court of competent jurisdiction after the exhaustion of all appeals.
ARTICLE X
ACCOUNTS AND REPORTS
10.01    The Reinsurer shall furnish or cause to be furnished to the Company, within the time period indicated, after the close of each of the respective periods below (on forms agreeable to the Parties), reports showing the following accounting and statistical data in respect to the business reinsured hereunder:
(a)    Monthly, within forty-five (45) days of the end of each month, with the data separated by major classes, summaries and totals of:
(i)    Ceded premiums written;
(ii)    Ceded earned premiums and ceded unearned premiums;
(iii)    Ceded losses paid;
(iv)    Ceded Loss Adjustment Expenses paid during this month;

(v)    Losses and loss expenses outstanding;
(vi)    Losses incurred but not reported;
(vii)    Adjustment expenses outstanding;
(viii)    Net Premiums;
(ix)    Ceding fee due the Company;
(x)    Reinsurer’s Quota Share for each Policy, if less than 100%;
(xi)    Assessments;
(xii)    Commission and other amounts due the Agent under each Agency Agreement;
(xiii)    Any claims that involve:
a.    A coverage dispute, a coverage dispute, which shall mean any claim which is the subject of a lawsuit that has been filed with a court of competent jurisdiction;
b.    a demand in excess of policy limits, prior to the claim becoming the subject of a lawsuit;
c.    allegations of bad faith against Company, expressed in a lawsuit;
d.    allegations of deceptive trade practices or unfair trade practices or violations of antitrust law;
e.    the potential to exceed the lesser of (a) any amount determined by applicable law and (b) the limit set in the Policy;
f.    a claim for material misrepresentation;
g.    a claim that is open for more than six months; or
h.    a claim for Extra Contractual Obligations or Loss in Excess of Policy Limits.
(xiv)    Premium taxes;
(xv)    Extra Contractual Obligations;
(xvi)    Loss in Excess of Policy Limits;

(xvii)    Obligations; and
(xviii)    Trust Required Balance.
(b)    Quarterly, within forty-five (45) days of the end of each quarter, with the data segregated by major classes, detail transaction listings supporting the monthly summary data and the Reinsurer’s Earned Surplus Ratios and Written Surplus Ratios together with supporting calculations therefor, as of the prior year end.
(c)    Annual summaries of net premiums written, net losses paid, net adjusting expenses paid during the year in such form so as to enable the Company to record such data in its annual statement and as may otherwise be required by applicable law. Such information is to be furnished not later than February 1st of the following year. In force and unearned premium segregated as to advance premiums, premiums running twelve (12) months or less from inception date of policy, and premiums running more than twelve (12) months from inception date of policy in such form as to enable the Company to record such data in its convention annual statement.
(d)    At the Company’s request, with data segregated by major lines, statistical or other data as may be reasonable requested from time to time.
(e)    Each party acknowledges that loss, Loss Adjustment Expenses, Extra Contractual Obligations and Loss in Excess of Policy Limits shall be paid directly by the Reinsurer hereunder, but if paid by the Company shall be reimbursed within thirty (30) days of the applicable monthly report above or written notice from the Company to the Reinsurer.
10.02    In order to facilitate the handling of the business reinsured under this Agreement, the Reinsurer agrees to furnish the Company with any additional reports necessary to provide the information needed by the Company to prepare its monthly, quarterly, and annual statements to, and filings with, regulatory authorities.
10.03    All settlements of account between the Company and the Reinsurer shall be made in cash (U.S. dollars legal tender) or its equivalent.
10.04    For the purpose of this Agreement, the Reinsurer’s “Earned Surplus Ratio” means the quotient of the Reinsurer’s Net Premiums earned, as determined in accordance with statutory accounting principles, consistently applied, under the laws of its state of domicile (“SAP”) divided by its capital and surplus, as determined in accordance with SAP, in either case as presented in the Reinsurer’s most recent quarterly or annual statutory financial statement, as applicable. The Reinsurer’s “Written Surplus Ratio” means the quotient of the Reinsurer’s Net Premiums written, as determined in accordance with SAP, divided by its capital and surplus, as determined in accordance with SAP, in either case as presented in the Reinsurer’s most recent quarterly or annual statutory financial statement, as applicable. Further, “Date of Determination” means the date of this Agreement as set forth in the introductory paragraph of this Agreement.

ARTICLE XI
LOSS AND LOSS ADJUSTMENT EXPENSE
11.01    The Reinsurer shall assume the Reinsurer’s Quota Share of the risks covered by this Agreement and shall be liable for and pay or cause to be paid on behalf of the Company the Reinsurer’s Quota Share of all losses, judgments, interest on judgments, settlements whether under strict policy conditions or because of compromise or settlement, and Loss Adjustment Expenses, Extra Contractual Obligations or Loss in Excess of Policy Limits incurred by the Company in connection with the Policies or the investigation or settlement or contesting the validity of claims or losses covered under this Agreement; the Reinsurer shall, on the other hand, be credited with the Reinsurer’ Quota Share of any amount received by the Company as salvage or recovery. Nothing in the previous sentence shall be deemed or construed to require the Company to first pay the claims or losses under the reinsured policies, then to seek reimbursement for such claims or losses from the Reinsurer; rather, the Reinsurer has assumed sole responsibility for the payment of the claims, losses, Loss Adjustment Expenses, Extra Contractual Obligations and Loss in Excess of Policy Limits under the Policies reinsured hereunder, to be performed in accordance with applicable law and the terms and conditions of the Policies and this Agreement.
11.02    The Company hereby empowers the Reinsurer, and the Reinsurer may, under its supervision appoint the Agent or another designated and properly licensed third party administrator, to accept notice of and investigate any claim arising under any of the Policies, and to pay, adjust, settle, resist, or compromise any such claim. All such loss settlements, whether under strict policy conditions or by way of compromise, shall be unconditionally binding upon the Reinsurer. However, should the Company be ordered by its DIR or any other regulatory agency of competent jurisdiction to take any action or refrain from taking any action with regard to any claim reinsured hereunder, the Reinsurer and the Agent shall be bound by and shall follow the order of such regulatory agency as though Reinsurer or the Agent were the object of such order.
11.03    The Company will promptly notify the Reinsurer of any claim, suit or action brought against the Company under any of the Policies when actually notified of a claim, suit or action against the Company, and will promptly furnish to the Reinsurer all summons, citations, complaints, petitions, counterclaims and other pleadings and legal instruments served upon the Company in connection therewith. The Company hereby further empowers the Reinsurer to dispose of any salvage received as the result of any loss settlement hereunder, and to enforce any right of the Company against any person or organization for damages or equitable relief for any loss under any of the Policies, employing legal counsel where necessary, and all sums received as a result thereof will be treated as current loss recoveries by the Company and Reinsurer. The Company further agrees to execute and furnish to the Reinsurer, on request, any and all legal instruments, powers of attorney, and/or other documentation reasonably necessary to evidence and implement the foregoing authorizations. Upon request, the Reinsurer shall furnish to the Company any or all documents and correspondence relating to the subject matter hereof.

11.04    All records pertaining to claims arising under the Policies shall be deemed to be jointly owned records of the Company and the Reinsurer, and shall be made available to the Company or the Reinsurer or their respective representatives or any duly appointed examiner for any State within the United States. The Company and the Reinsurer agree that they will each maintain and retain such records, or cause the Agent to maintain and retain such records, for a period of five (5) years or for so long as required by applicable law, whichever is longer, and shall not destroy any such records in their possession without the prior notice to the other, except that the Company and the Reinsurer shall not be required to retain files longer than required by the guidelines set by the Company’s DIR.
11.05    The Reinsurer shall establish a separate claim register or method of registering claims arising under the policies covered by this Agreement so that all claims may be segregated and identified separate and apart from other records of the Reinsurer with such claims register to identify each claim on an individual case basis both as to identify the insured(s) and the claimant and the reserve for loss and adjusting expense. Such claim register shall be kept in a form whereby the Company can, at any time, determine the status of any claim arising under Policies covered by this Agreement. Such records shall reflect the amount of reserves established for the individual claim and the date when such reserve was established, and if closed, whether such claim was closed with or without payment, and if with payment, the amount paid thereon.
11.06    The Reinsurer is authorized to have claims adjusted through independent claims adjusters and agents. Such independent claims adjusters and agents are not the agents of the Company and the Company shall be defended, held harmless and indemnified by the Reinsurer for any liability, claim, demand, expense and/or cost of whatever kind or character as a result of, related to or connected with any action or inaction of such claims adjusters and agents.
11.07    The Reinsurer acknowledges that it has been afforded the opportunity to review the records of the Agent including but not limited to rate levels, rate filings, underwriting guidelines and claims handling. Although the Company may perform reviews as well, it is understood that the participation of the Reinsurer in this Agreement is not based upon due diligence performed by the Company. The Company shall not be responsible for monitoring the Agent, and any acts or omissions of the Agent will not serve to relieve the Reinsurer of its obligations under this Agreement.
11.08    Policy cancellations will be made strictly in compliance with applicable statutes and regulations and the applicable provisions contained in this Agreement and the pertinent policy, by, or at the direction of, the Agent and/or the Reinsurer, and the Company shall not be responsible therefor. Cancellation authority shall be exercised only for causes inherent in the particular risk and shall not be construed as authority to make general or indiscriminate cancellations or replacement of the Policies with those of another Company, except upon specific written instructions from the Company.

11.09    Payment of losses shall be made on checks or drafts in the name of the Company. The Reinsurer shall be responsible for the safekeeping of all checks and/or drafts of the Company used for settling claims and shall perform the following:
(a)    The reinsurer shall immediately return all voided checks or drafts to the Company; and
(b)    The Reinsurer shall immediately notify the Company of any irregularities, theft, disappearance or destruction of checks or drafts.
The Reinsurer shall indemnify and hold harmless the Company against any loss resulting from the Reinsurer’s misuse or failure to secure or keep-safe such Company checks.
11.10    Upon termination of this Agreement, the Reinsurer shall, or shall cause the Agent to take those actions necessary, including sending statutorily prescribed non-renewal notices to insureds in a timely manner to effectuate the intent that there be no renewals or new policies (but for those Mandatory Renewal Policies required under applicable law) after the termination of this Agreement.
11.11    The Reinsurer shall, or shall cause the Agent to, maintain on behalf of the Company, and furnish to the Company upon reasonable request, complete copies of all Policies issued hereunder and copies of all claim files created with respect to all loss occurrences thereunder. Any or all Policies and/or claim files required to be maintained pursuant to this Section 11.11 may be maintained in electronic data storage form accessible by computer and if so stored in this fashion, no physical copy of such items need be maintained. Where electronic claims files are maintained, any data from such files requested or required by the Company shall be provided within thirty (30) days or less if so requested by the Company, provided that said request is based upon a legitimate business need.
11.12    The Reinsurer shall be solely responsible for the Reinsurer or the Agent procuring any renewal, extension, or new policy or insurance that may be required by any applicable law or regulation with respect to Mandatory Renewal Policies. The Reinsurer shall indemnify the Company and hold it harmless from any loss, damage, cost, claim or expense whatsoever that the Company may incur, or for which it may become liable, as a result of the said failure, refusal or neglect to fulfill said responsibility.
11.13    Should the Company’s DIR make a request to the Company for any data required to comply with a statistical data call, the Reinsurer shall be solely responsible to provide the Company with such data. Should the request from the Company’s DIR require the Company to contract the services of an outside source, such as an actuarial firm, to compile the data required, the Reinsurer shall be responsible for its proportionate share of the total cost for services rendered.

ARTICLE XII
LOSS IN EXCESS OF POLICY LIMITS/EXTRA CONTRACTUAL OBLIGATIONS
12.01    In the event the Company pays or is held liable to pay an amount of loss in excess of its policy limit, but otherwise within the terms of its policy (hereinafter called “Loss in Excess of Policy Limits”) or any punitive, exemplary, compensatory or consequential damages other than loss in excess of policy limits (hereinafter called “Extra Contractual Obligations”) in relation to any Policy or handling a claim reinsured hereunder or anything else related to the business reinsured hereunder, the Reinsurer’s Quota Share of the Loss in Excess of Policy Limits or the Reinsurer’s Quota Share of the Extra Contractual Obligations, as applicable, shall be added to the Company’s loss, if any, under the policy involved, and the sum thereof shall be reinsured under this Agreement.
12.02    An Extra Contractual Obligation or Loss in Excess of Policy Limits shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.
12.03    Notwithstanding anything stated herein, this Agreement shall not apply to any Extra Contractual Obligation or Loss in Excess of Policy Limits incurred by the Company as a result of any actual fraud or violation of a criminal law which has been finally determined by a court of competent jurisdiction after the exhaustion of any appeals by an officer or director of the Company acting individually or collectively in collusion with any individual, corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder, or is otherwise directly attributable to the actions or omissions of the Company.
ARTICLE XIII
ERRORS AND OMISSIONS
The Company shall not be prejudiced, in any way, by any omission through clerical error, accident or oversight to cede to the Reinsurer any reinsurance rightly falling under the terms of this Agreement, or by erroneous cancellation, either partial or total, of any cession, or by omission to report, or by erroneously reporting any losses, or by any other error or omission, but any such error or omission shall be corrected immediately upon discovery.
ARTICLE XIV
ADDITIONAL DUTIES OF REINSURER
14.01    The Reinsurer shall, at all times during the period of this Agreement, comply with all laws of the state of domicile of the Company and all orders, policy decisions or other requirements of the Company’s DIR.
14.02    All books, records, accounts, documents and correspondence of the Reinsurer and the Agent pertaining to the Company’s and Reinsurer’s business shall, at all times, be open to examination by any authorized representative of the Company. Such records must be maintained for five (5) years or until the completion of a financial examination by the DIR, whichever is longer. The Reinsurer or its duly appointed representative shall have free access at any and all reasonable times to such books and records of the Company, its departmental or branch offices, and to its officers and employees, as shall reflect premium and loss transactions of the Company and/or the business produced hereunder, for the purpose of obtaining any and all information concerning this Agreement or the subject matter thereof. The Company may conduct or cause to be conducted a semi-annual examination of the Reinsurer’s books, records and accounts relating to the reinsured business during reasonable business hours and with reasonable access to officers and employees of the Reinsurer, and to make copies of such books, records and accounts. Reinsurer will reimburse Company for actual expenses relating to the examination.
14.03    The Reinsurer shall maintain adequate accounting procedures and systems, at no cost or expense to the Company, and shall provide statistics in a timely manner for all reporting requirements under this Agreement or as shall be required from time to time by the Company’s DIR or any other governmental agency or authority. Such statistical information shall be provided to the Company by the Reinsurer at the Reinsurer’s sole cost and expense.
14.04    The Reinsurer has such knowledge and experience in financial, business and insurance matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. The Reinsurer acknowledges and agrees that the Company has provided the Reinsurer with access to the personnel, properties, premises and books and records relating to the business ceded hereunder and that the Reinsurer has conducted its own independent review and analysis of the business, and the reinsured liabilities. In entering into this Agreement, the Reinsurer has relied solely upon its own investigation and analysis, and the Reinsurer acknowledges and agrees in respect of the transactions contemplated under this Agreement that, except for the terms and conditions of this Agreement, none of the Company, its affiliates or their respective representatives makes or has made any representation or warranty, either express or implied, with respect to the business or the reinsured liabilities or as to the accuracy or completeness of any of the information (including any projections, estimates or other forward looking information) provided (including in any management presentations, informational memoranda, ratings agency presentations, supplemental information or other materials or information with respect to any of the above) or otherwise made available to the Reinsurer, its affiliates or their respective representatives. Each Party absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle in connection with the negotiation or execution of this Agreement or the initial reinsurance of any Policy reinsured hereunder. Notwithstanding anything in this Agreement to the contrary, each party agrees that it does not waive the duty of “utmost good faith” or any similar principle relating to the conduct of the parties after the date reinsurance is incepted with respect to each Policy
14.05    Data Protection. The Reinsurer shall, and shall cause the Agent to, (i) keep Confidential Information confidential and (ii) only collect, use, process, and disclose Confidential Information for purposes of performing obligations hereunder, enforcing rights and remedies hereunder as provided herein, or complying with applicable Law. The Reinsurer shall not, and shall cause the Agent to not, process Confidential Information for any other purposes unless Company specifically authorizes such purpose in writing. The Reinsurer shall, and shall cause the Agent to, comply with all Applicable Privacy Laws in the collection, storage, use, access, disclosure, processing, and transfer of Confidential Information subject to this Agreement. The Reinsurer agrees to implement, and to cause the Agent to implement, administrative, physical and technical safeguards to protect any Confidential Information of the Company that are no less rigorous than accepted industry standards applicable to regulated financial services entities and as are required by any data protection, privacy, or data security laws and regulations applicable to the Company, the Confidential Information, or, with respect to the Confidential Information, the Company or its affiliates (“Applicable Privacy Law”), and to ensure that all such safeguards, including the manner in which the Confidential Information of the Company is collected, accessed, used, stored, processed, transferred, disposed of and disclosed, comply with Applicable Privacy Law, as well as the terms and conditions of this Agreement. The Reinsurer agrees to otherwise take all reasonable precautions and protections, including the creation and maintenance of written information security policies and procedures and adequately protected information technology systems, to safeguard and protect the confidentiality of the Confidential Information of the Company in accordance with this Agreement and with any Applicable Privacy Law. Consistent with and except as prohibited by this Agreement, the Reinsurer shall be permitted to disclose Confidential Information to its affiliates and its and their respective consultants, attorneys, actuaries, auditors, reinsurers and retrocessionaires, subject to such parties being subject to professional or written contractual obligations of confidentiality, privacy, and security substantially similar to those provided in this Agreement.
(a)    “Confidential Information” means confidential information (irrespective of the form of such information) of any kind, including any analyses, compilations, data, studies, notes, translations, memoranda, plans or other documents, concerning the Company or any of its affiliates, any Nonpublic Information and any Personal information or policyholder information, obtained directly or indirectly from the Company or any of its affiliates or representatives in connection with the transactions contemplated by this Agreement or the Agency Agreements, or from the Agent acting under the Agency Agreements, except information (i) which, at the time of disclosure or thereafter, is ascertainable or available to the public (other than as a result of a disclosure directly or indirectly by the Reinsurer or any of its affiliates or representatives), (ii) is or becomes available to the Agent or the Reinsurer on a non-confidential basis from a source other than the Agent, the Reinsurer or any of its affiliates or representatives, provided, that, to the knowledge of such receiving party, such source was not prohibited from disclosing such information by a legal, contractual or fiduciary obligation owed to another Person, (iii) the Reinsurer is already in possession of such information (other than information furnished by or on behalf of the Company), or (iv) which is independently developed by the Reinsurer without the use or benefit of any information that would otherwise be Confidential Information. For such purposes, the Company is not an affiliate of the Reinsurer or the Agent.
(b)    “Nonpublic Information” has the meaning set forth in New York Department of Financial Services 23 NYCRR 500.
(c)    “Personal Information” shall mean (i) any “nonpublic personal information” as such term is defined under the Title V of the U.S. Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., and the rules and regulations issued thereunder, (ii) any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household, or an individual’s electronic device, such as name, signature, address, social security number, telephone number or other unique identifier, together with any other information that relates to an individual or household who has been so identified in any format whether written, electronic or otherwise, or (iii) as such term or similar terms (e.g., personal information, personally identifiable information) are defined in Applicable Privacy Law.
14.06    Security Breaches. In the event either Party becomes aware of any Security Breach, such Party agrees to promptly, and within twenty-four (24) hours, notify the other of such Security Breach involving the other Party (with any such notification to include a detailed summary of the Security Breach that includes: data elements and number of records exposed/misused; estimates of the effects of such Security Breach; and the corrective actions to be taken), to cooperate with the other Party and its affiliates and their respective representatives in investigating and remediating such Security Breach, and to use reasonable best efforts to immediately remedy such Security Breach and prevent any further Security Breach. The Party subject to the Security Breach will reimburse the other Party and its affiliates and their respective representatives for actual, reasonable, out of pocket costs incurred by such parties in responding to any Security Breach, including all actual, reasonable, out of pocket costs of notice and/or remediation. To the extent that such Security Breach resulted from any action or omission of a Party or any breach by such Party of its obligations under this Agreement, the Party at such fault shall defend, hold harmless and indemnify the other Party for any third party claims relating to any Security Breach. Neither Party shall identify the other Party in connection with any Security Breach without first obtaining such Party’s prior written consent. Each Party further agrees to reasonably cooperate with the other Party, at its own expense, in any litigation or other formal action as reasonably deemed necessary by the Parties, relating to a Security Breach. “Security Breach” means (i) any actual or suspected unauthorized use, disclosure, access, acquisition of or act or omission that compromises either the security, confidentiality or integrity of Confidential Information or Nonpublic Information or the physical, technical, administrative or organizational safeguards put in place by a Party that relates to the protection of the security, confidentiality or integrity of Confidential Information or Nonpublic Information, (ii) receipt of a complaint in relation to the privacy practices of a Party, or (iii) a Party’s breach or alleged breach of this Agreement, relating to such privacy practices.
14.07    NYDFS.
(a)    With regard to: (a) the Company’s Nonpublic Information; and (b) Information Systems, as defined in New York Department of Financial Services 23 NYCRR 500 that maintain, access, or process Nonpublic Information: the Reinsurer shall, and shall cause the Agent to, comply with all requirements of 23 NYCRR 500 with regard to such Nonpublic Information and Information Systems in the same manner as is required of the Company as a covered entity under such regulations, except that the Reinsurer shall not provide notices or filings to the Superintendent pursuant to Section 500.17 (unless the Reinsurer or Agent independently are “covered entities” as defined by 23 NYCRR 500). The Company has the right to periodically audit and assess the Reinsurer’s and the Agent’s compliance with 23 NYCRR 500 upon reasonable advance notice.
(b)    The Reinsurer shall, and shall cause the Agent to, use effective controls, including encryption of Nonpublic Information (both in transit and at rest), Multi-Factor Authentication (as defined by 23 NYCRR 500) and Risk-Based Authentication (as defined by 23 NYCRR 500), to protect against unauthorized access to Nonpublic Information and Information Systems. Multi-Factor Authentication must be utilized, at a minimum, for any individual accessing internal networks from an external network and for any remote access.
14.08    California Consumer Privacy Act. Reinsurer will not retain, use, or disclose Personal Information: (i) for any purpose other than to perform the services under this Agreement or (ii) outside of the direct business relationship between Company and Reinsurer. Reinsurer shall not sell, rent, release, disclose, disseminate, make available, transfer or otherwise communicate Personal Information to any third party for monetary or other valuable consideration. Reinsurer certifies that it understands the restrictions on its processing of Personal Information as set forth in this Agreement and will comply with them. “Personal Information” shall mean (i) any “nonpublic personal information” as such term is defined under the Title V of the U.S. Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., and the rules and regulations issued thereunder, (ii) any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household, or an individual’s electronic device, such as name, signature, address, social security number, telephone number or other unique identifier, together with any other information that relates to an individual or household who has been so identified in any format whether written, electronic or otherwise, or (iii) as such term or similar terms (e.g., personal information, personally identifiable information) are defined in Applicable Privacy Law.
ARTICLE XV
REINSURER TRANSFERS
Except as expressly provided in this Agreement, it is understood and agreed that the Reinsurer will fulfil its obligations under this Agreement until all claims and Policy liabilities have been reported, settled, and extinguished. The Reinsurer covenants that it will not, without first obtaining the Company’s written consent, either directly or as the result of an action of an affiliate, invoke any United States or foreign statute, legislation or jurisprudence that purports to enable the Reinsurer to require the Company to settle the Reinsurer’s obligations under this Agreement, including to any estimated or undetermined claims liabilities, on an accelerated basis. In addition to any other remedy available to the Company under this Agreement or applicable law, if the Reinsurer attempts to require the Company to settle the Reinsurer’s obligations under this Agreement on an accelerated basis in violation of the preceding sentence, the Company shall have the right to utilize or to draw upon the full amount of the Trust Account or any other collateral or letters of credit provided by the Reinsurer in support of this Agreement and retain all such collateral for payment of amounts due under this Agreement. The Reinsurer shall not, and shall not permit its affiliates to, attempt to effect any portfolio transfer or other proceeding before a court or other governmental authority with the intention of novating or assigning all or any part of its liabilities and obligations under this Agreement to another Person without the prior written consent of the Company. Notwithstanding the foregoing, nothing herein shall prohibit, and the Reinsurer shall be entitled in the ordinary course to effect as and when it deems necessary or appropriate, in its sole discretion, any indemnity loss portfolio transfer reinsurance agreement or similar risk transfer or hedging transaction that does not novate its obligations under the Agreement or require a court proceeding to authorize the transfer of such liabilities and obligations, so long as the Reinsurer shall retain, net and un-reinsured for its own account, at least a twenty percent (20%) quota share of the Subject Business so transferred, reinsured or hedged, unless prior thereto it obtains the written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. The foregoing shall not prohibit any excess of loss or non-proportional reinsurance agreements so long as the Reinsurer retains at least a twenty percent (20%) of the risk of the Subject Business. In the event of any merger, amalgamation, division, re-domestication or similar corporate reorganization of the Reinsurer, each successor in interest of the Reinsurer shall expressly undertake and assume the obligations of the Reinsurer under this Agreement.
ARTICLE XVI
INSOLVENCY
16.01    In the event of insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claims. Payments by the Reinsurer as set forth in this Section shall be made directly to the Company or to its conservator, liquidator, receiver, or statutory successor, except where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company. Under no circumstances shall the Reinsurer’s liability hereunder be accelerated or enlarged by the insolvency of the Company.
16.02    It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within thirty (30) days after such claim is filed in the insolvency, conservation or liquidated proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claims and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.
16.03    Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though the Company had incurred such expense.

16.04    It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Agreement shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor, except (i) as provided by applicable law, (ii) where the Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company and (iii) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligation of the Company to such payees.
ARTICLE XVII
HOLD HARMLESS PROVISIONS
17.01    Notwithstanding anything to the contrary, as respects all matters related to this Agreement, in addition to those specific provisions insulating the Company from specific risks hereunder, the Reinsurer hereby covenants and agrees to defend, indemnify, reimburse and hold the Company, its officers and employees harmless from and against the Reinsurer’s Quota Share of every claim, demand, liability, loss, Loss Adjustment Expense, Extra Contractual Obligation, Loss in Excess of Policy Limits, damage, cost, charge, attorney’s fees, expense, suit, order, judgment and adjudication of whatever kind or character regarding this Agreement and/or the Policies reinsured hereunder (including, but not limited to, underwriting loss, credit loss, and/or run-off expense and/or all legal fees and expenses incurred by the Company in asserting its rights under this Agreement or the Agency Agreements) whether or not such any such amount is within the terms of Policies written and reinsured hereunder; provided, however, the Reinsurer shall not be liable to the extent the conduct giving rise to the allegation was performed by the Reinsurer at the specific written direction of the Company or as a consequence of the Company’s direct action taken in contravention to reasonable written advice, guidance or recommendation of the Reinsurer given in accordance with this Agreement, the Agency Agreements and applicable law. The Reinsurer’s obligation hereto relates to, but is not limited to the following: all liability for agents’ balances; return premiums and commissions; deceptive trade practice liability; premiums, policy fees or other charges (whether collected or not); uncollected balances, unsettled finance agreements; commission adjustments; loss corridors; costs, liability, damages, fees and/or expenses incurred by the Company due to a lawsuit between the Reinsurer and the Agent; all actions or inactions by Agent and/or its appointed agents and designated representatives relating to this Agreement; any agreement with a premium finance company; and/or all fees and/or commissions owing to the Agent under this and the Agent Agreement.
17.02    The Company shall not be liable to the Reinsurer for premiums unless the Company itself has actually received those premiums and wrongfully not remitted them to the Reinsurer. The Reinsurer may not offset any balances on account of losses, loss adjustment expenses or any other amounts due, except as to premiums actually received by the Company itself and which the Company has wrongfully not transmitted to the Reinsurer.

ARTICLE XVIII
REGULATORY MATTERS
18.01    It is the Parties’ understanding that any premiums which are overdue from the Agent to the Company may be deemed non-admitted assets. In confirmation of the liabilities assumed by the Reinsurer under this Agreement, the Reinsurer hereby assumes the Reinsurer’s Quota Share of all liability and responsibility for all premiums in the course of collection. It is expressly agreed and understood that the Company’s liability to the Reinsurer shall be only for any premium actually collected by the Company and wrongfully not transmitted to the Reinsurer.
18.02    The Reinsurer shall agree, at no cost to the Company, to take those actions (including, but not limited to, modifications in how funds are handled and how accounts are cleared and settled) and agree to those arrangements necessary to ensure that the Company suffers no adverse impact because of this reinsurance program and is in compliance with the laws of the state of domicile of the Company and regulations promulgated by any governmental entity thereof, including the Company’s DIR, in so far as this reinsurance program is concerned.
ARTICLE XIX
ARBITRATION
19.01    As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising between the Company and the Reinsurer with respect to this Agreement, or with respect to these Parties’ obligations hereunder, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration; provided, that the Company and the Reinsurer shall have no obligation to submit such dispute or difference of opinion to arbitration if either Party is placed into rehabilitation, liquidation or any other form of receivership or delinquency proceedings.
19.02    One arbiter (an “Arbiter”) shall be chosen by the Company and one Arbiter shall be chosen by the Reinsurer and an umpire (an “Umpire”) shall be chosen by the Arbiters, all of whom shall be active or retired disinterested executive officers of property and casualty insurance or reinsurance companies.
19.03    In the event that a Party fails to choose an Arbiter within 30 days following a written request by either Party to the other to name an Arbiter, the Party who has chosen its Arbiter may choose the unchosen Arbiter. Thereafter, the Arbiters shall choose an Umpire before entering upon arbitration. If the Arbiters fail to agree upon the selection for the Umpire within thirty (30) days following their appointment, each Arbiter shall name three nominees, of whom the other shall decline two, and the decision shall be made by drawing lots.
19.04    Each Party shall present its case to the Arbiters and Umpire within a reasonable amount of time after selection of the Umpire, unless the period is extended by the Arbiters and the Umpire in writing and/or at a hearing in Madison, Wisconsin. The Arbiters and Umpire shall consider this Agreement as an honorable engagement, as well as a legal obligation, and they are relieved of all judicial formalities and may abstain from following the strict rules of law regarding entering of evidence. The decision in writing by a majority of the Arbiters and Umpire when filed with the Parties shall be final and binding on the parties. Judgment upon the final decision of the Arbiters and Umpire may be entered in any court of competent jurisdiction.
19.05    The costs of the arbitration, including the fees of the arbitrators and the umpire, shall be borne equally unless the Arbiters and Umpire shall decide otherwise.
19.06    This Article XIX shall be interpreted under, and the arbitration shall be governed and conducted according to the Federal Arbitration Act, Title 9 U.S.C., et seq. notwithstanding anything to the contrary herein.
19.07    The purposes of this Agreement are not to be defeated by narrow or technical legal interpretations of its provisions. This Agreement shall be construed as an honorable undertaking and should be interpreted for the purpose of giving effect to the intentions of the Parties hereto.
ARTICLE XX
SAVINGS CLAUSE
If any law or regulation of any Federal, State or local government of the United States of America, should prohibit or render illegal any provision of this Agreement, as to risks or properties located in the jurisdiction of such authority, such provision of this Agreement shall be interpreted so as to comply with applicable law or shall be invalidated insofar as it relates to risks or properties located within such jurisdiction to such extent as may be necessary to comply with such law, regulations or ruling, without effect on the other provisions hereof. Such illegality shall in no way affect any other portion thereof, the provisions of this Agreement being fully severable.
ARTICLE XXI
MISCELLANEOUS
21.01    All notices required to be given hereunder shall be deemed to have been duly given by personally delivering such notice in writing or by sending it by a delivery service or by mailing it, Certified Mail, return receipt requested, with postage prepaid to the address as shown below. Any party may change the address to which notices and other communications hereunder are to be sent to such party by giving the other party written notice thereof in accordance with this provision.
To the Company:         American Family Mutual Insurance Company, S.I.
6000 American Parkway, Madison, WI 53783
jpreston@amfam.com
Attention: Jeff Preston
Copy To: Thomas Hrdlick
Thomas.Hrdlick@amfam.com

To the Reinsurer:         Bowhead Insurance Company, Inc.
667 Madison Avenue, 5th Floor
New York, NY 10055
Attn: Office of General Counsel
21.02    Each of the Company and the Reinsurer shall at any time (and from time to time on being reasonably requested by the other Party) do and execute or procure to be done and executed, all deeds, documents and instruments reasonably necessary and within its power to give effect to the terms of this Agreement.
21.03    This Agreement shall be binding upon the Parties hereto, together with their respective successors and permitted assigns. The Reinsurer may not assign any of its rights or obligations under this Agreement without the prior written consent of the Company.
21.04    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of a counterpart of this Agreement by email attachment or telecopy shall be an effective mode of delivery.
21.05    Unless otherwise specifically provided in this Agreement, or any schedule hereto, any amendment to, or waiver of, this Agreement may be effected only by mutual consent of the Parties expressed in a written addendum executed by the Parties with the same formalities as this Agreement, and such addendum shall be deemed to be an integral part of this Agreement and binding on the Parties accordingly.
21.06    This Agreement and the Agency Agreements are the entire agreement between the Parties and supersedes any and all previous agreements, written or oral, and amendments thereto, and set out the complete legal relationship of the Parties arising from or connected with that subject matter.
21.07    A waiver by the Company or the Reinsurer of any breach or default by the other party under this Agreement shall not constitute a continuing waiver or a waiver by the Company or the Reinsurer of any subsequent act in breach or of default hereunder.
21.08    Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.
21.09    This Agreement is not exclusive, and the Company and the Reinsurer reserve the right to appoint or contract with other reinsurers, agents and/or managing agents in the territory covered by this Agreement.
21.10    The Reinsurer shall provide the Company prior to any payment made under this Agreement all documentation, forms and information (including a duly completed and executed Internal Revenue Service Form W-8 or W-9, as applicable) reasonably requested by the Company in order to comply with its reporting, withholding and other similar obligations under applicable tax law (including FATCA and any related regulations or agreements) and to update or replace such documentation, forms or other information in accordance with their terms or subsequent amendments. The Reinsurer acknowledges and agrees that if such documentation is not timely provided to the Company, the Company may be required under applicable tax law to withhold a portion of any payment made under this Agreement. To the extent amounts are so withheld by the Company and timely remitted to the appropriate Taxing Authority, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the Person(s) in respect of which such withholding was made.
21.11    In consideration of the mutual covenants and agreements contained herein, each Party does hereby agree that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not contest in any respect the validity or enforceability hereof, except in the case of intentional fraud.
21.12    Any payment hereunder made by the Reinsurer that is reversed or reduced as a preference or voidable transfer or similar doctrine or legal argument shall reinstate the Reinsurer’s obligation to make such payments.
21.13    Neither party hereto has utilized the services of a reinsurance intermediary for any actions taken with regard to the negotiation, drafting, and/or execution of this Agreement or any payments to be made hereunder. The Reinsurer accepts all credit risks of the Agent relating to payments to or from the Agent.
21.14    The Reinsurer shall not insert any advertisement respecting the Company or the business to be written under this Agreement in any publication or issue any public announcement referring to the Company or the Policies without first obtaining the written consent of the Company. The Reinsurer shall establish and maintain records of any such advertising or public announcement as required by the applicable law of the Company’s state of domicile.
21.15    Each Party absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle in connection with the negotiation or execution of this Agreement or the initial reinsurance of any Policy reinsured hereunder. Except to the extent covered by an express representation or warranty contained in this Agreement, the Reinsurer acknowledges and agrees that it is entering into this Agreement notwithstanding the existence or substance of any information not disclosed to it by the Company and that the Reinsurer is assuming the risk of the existence and substance of any such information. Notwithstanding anything in this Agreement to the contrary, each party agrees that it does not waive the duty of “utmost good faith” or any similar principle relating to the conduct of the parties after the date reinsurance is incepted with respect to each Policy.
21.16    This Agreement shall be interpreted, governed and construed in conformance with the applicable laws and regulation of the state of domicile of the Company, except as provided in Article IX, Arbitration.

21.17    In this Agreement (unless the context requires otherwise):
(a)    references to this Agreement mean this Agreement as amended or supplemented, together with all Exhibits and Schedules attached hereto or incorporated by reference, and the words “hereof,” “herein,” “hereto,” “hereunder” and other words of similar import shall refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement;
(b)    all references herein to any agreement, instrument, statute, rule, or regulation are to the agreement, instrument, statute, rule, or regulation as amended, restated, modified, supplemented or replaced from time to time and at any time (and, in the case of statutes, include any rules and regulations promulgated under said statutes), and to any section of any statute, rule, or regulation, including any successor to said section;
(c)    reference to a time of the day is to New York time;
(d)    whenever the words “include,” “includes,” or “including” are used in this Services Agreement, they shall be deemed to be followed by the words “without limitation;”
(e)    the word “or” shall not be exclusive;
(f)    the table of contents and headings in this Agreement do not affect its interpretation;
(g)    a reference to any gender includes all genders;
(h)    when a reference is made in this Agreement to a Section, Exhibit, Article or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Services Agreement, unless otherwise indicated;
(i)    whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate;
(j)    whenever the word “Dollars” or the “$” sign appears in this Services Agreement, it shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars; and
(k)    the Company and the Reinsurer have participated jointly in the negotiation and drafting of this Services Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.
21.18    If the Reinsurer fails to perform its obligations under the terms of this Agreement, the Reinsurer, at the request of the Company, shall submit to the jurisdiction of any court of competent jurisdiction in any state of the United States, will comply with all requirements necessary to give the court jurisdiction, and will abide by the final decision of such court or of any appellate court in the event of an appeal. The Reinsurer designates the commissioner of the DIR as its agent for service of process upon whom may be served any lawful process in any suit or proceeding instituted by or on behalf of the Company. This Section 21.17 shall not affect or supersede the obligation of the Parties to arbitrate their disputes under Article XX.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers duly authorized so to do, and their respective corporate seals to be attached hereto as of the date and year first above written.

AMERICAN FAMILY MUTUAL INSURANCE COMPANY, S.I.

By:
Its:

as the Company.

BOWHEAD INSURANCE COMPANY, INC.

By:
Its:

as the Reinsurer.
[Signature Page to Quota Share Reinsurance Agreement]

SCHEDULE A
CLASSES AND LINES OF BUSINESS; TERRITORIES
Classes and Lines of Business#

Type of Insurance*	NAIC Filing Code^

Medical Malpractice	11

Other Liability	17

Product Liability	18

Commercial Auto	20

Aircraft Hull	22

Fidelity	23

Surety	24

Burglary and Theft (for Crime)	26

Credit Default	28

# Any line of business not identified above must be approved by the Company.
* Including, captive assumed reinsurance
^ Includes any new NAIC codes assigned in the future to products currently written under the NAIC codes.
Territories
Professional Lines – risks domiciled in the USA, including Puerto Rico, and selected risks in Bermuda and the Cayman Islands where such risks are being handled by a US broker.
Casualty Lines – risks domiciled in the USA, including Puerto Rico.